EXHIBIT 2.1

                         Closing Memorandum and Schedule
                                  April 1, 1998



Sellers:       James P. Patton
               Rick Boyle
               C.K. McLemore, III

Purchaser:     Able Telcom Holding Corp.

Re:     Purchase of all capital stock of Patton Management Corporation pursuant to Stock Purchase Agreement (the "Contract").

Date:      April 1, 1998

The parties agree to the following schedule of events, and the Contract is hereby amended as follows:

     1. Purchaser waives the requirement that Sellers obtain written consent to this transaction from BellSouth, AllTel and Sprint.

     2. Sellers' counsel, C. K. McLemore, shall provide signed opinion letter with all attachments thereto (Exhibit "F" to Contract) by delivering same to Purchaser's counsel, Tyler Dixon, on or before April 14, 1998.

     3. Sellers shall deliver to Purchaser's counsel on or before April 7, 1998, binding payoff and release letters from Congress and Sirrom regarding loans with and collateral held by said companies.

     4. Sellers shall deliver to Purchaser's counsel on or before April 7, 1998 binding payoff and release letter from Sirrom regarding its warrants in PMC.

     5. Purchaser shall complete lien and title search and submit any reasonable objections on or before April 21, 1998.

     6. Purchaser shall cause Phase I Environmental Study to be performed, and shall submit findings to Sellers on or before April 21, 1998.

7. The disbursement of the $1,655,000 payable under paragraph 2 of the Contract shall be disbursed, subject to any offset or indemnity rights known at that time, on or before April 21, 1998 with allocations among Sellers to be in accordance with letter of direction signed by all three (3) Sellers. Said signed letter of direction is to be delivered to Purchaser, with

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     8.     Purchaser has the right to pay off Sirrom for the release of
Sirrom warrants (see para. 4 above) by making payment directly to Sirrom and deducting said sum from the disbursements to Sellers under paragraph 7 above.

     9. Notwithstanding the General Release under paragraph 6(e) of the Contract, the following items shall remain payable to Sellers by the Company ("PMC")

          a) all expenses vouchers submitted by Rick Boyle in the ordinary course.

     10. Sellers' counsel shall supplement the litigation disclosure to provide names, addresses and phone numbers of attorneys representing the interests of Company or its subsidiaries in each litigation matter. This supplemental information shall be delivered to Purchasers' counsel on or before April 7, 1998.

     11. This restrictive covenant under §6(d)(i) of the Contract shall not apply to Rick Boyle.

SO AGREED this 1st day of April, 1998.

SELLERS:                                PURCHASER:


/s/ James P. Patton
--------------------------------        Able Telcom Holding Corp.
James P. Patton


/s/ Rick Boyle                          /s/ Frazier L. Gaines
--------------------------------        --------------------------------
Rick Boyle                              By: Frazier L. Gaines, President


/s/ C.K. McLemore, III                  /s/ Billy Ray
-------------------------------         ---------------------------------
C. K. McLemore, III                     I Attest: Billy Ray, CFO